Exhibit 15.2
[Letterhead of Global Law Office]
37th Floor, Jingguang Centre
Hu Jia Lou, Beijing, China 100020
Tel: (86 10) 6597 3232 Fax: (8610) 6467 2012
www.globallawoffice.com.cn
June 26th, 2006
Focus Media Holding Limited
28-30/F, Zhao Feng World Trade Building
369 Jiangsu Road
Shanghai 200050
PRC
Dear Sirs,
Re: The Annual Report on Form 20-F for the Fiscal Year ended December 31, 2005 of Focus Media Holding Limited (“Annual Report”)
We hereby consent to the reference to our firm under the headings “Information on the Company — Business Overview — Regulatory Matters” and “—Organization Structure” in the annual report on Form 20-F for the fiscal year ended December 31, 2005 of Focus Media Holding Limited to be filed with the Securities and Exchange Commission on or about June 26, 2006.

Yours faithfully,
/s/ Global Law Office
Global Law Office